Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2013, relating to the combined and consolidated financial statements of Furiex Pharmaceuticals, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Furiex Pharmaceuticals, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

August 8, 2013